CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. with respect to the filing of the Prospectus and Statement of Additional Information for Spirit of America Utilities Fund, a series of the Spirit of America Investment Fund.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 27, 2023